Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Flagstar Financial, Inc. (formerly known as New York Community Bancorp, Inc.) of our report dated June 13, 2024, with respect to the statement of assets acquired and liabilities assumed by Flagstar Bank, N.A., a wholly owned subsidiary of New York Community Bancorp, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
November 15, 2024